EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
June 6, 2016	Chief Financial Officer
800.445.1347 ext.8716

United Bankshares, Inc. Completes Its Acquisition of

Bank of Georgetown

WASHINGTON, D.C. & CHARLESTON, WV – United Bankshares, Inc. (NASDAQ: UBSI) announces the completion of its acquisition of Bank of Georgetown, a privately held community bank headquartered in Washington, D.C.

This marks the 30th acquisition United has completed and strengthens its position as the largest community bank headquartered in the nation’s capital. Today, the former Bank of Georgetown branches reopened as United Bank.

“This transaction has been excellent for our company, as it increases our market presence in the Washington, D.C. area and takes us into new neighborhoods such as Georgetown and the U Street Corridor,” states Richard M. Adams, United’s Chairman of the Board and Chief Executive Officer. “We are happy to provide expanded banking services and a larger branch network to Bank of Georgetown customers, all while they will continue to see the same faces with whom they have built a banking relationship over the years.”

“This is certainly an exciting day for Bank of Georgetown,” states Michael P. Fitzgerald, Chairman, President and CEO of Bank of Georgetown. “United Bank is a first-class organization and we look forward to being a part of the largest and best community bank in the Washington Metropolitan Area.”

As a result of the acquisition, Michael P. Fitzgerald will join United Bankshares, Inc.’s Board of Directors as its newest member, as well as serve as Vice Chairman of United’s Virginia chartered bank, United Bank. In addition, Michael M. McCarthy will become a member of United Bank’s Board of Directors.

United Bankshares, Inc. now has approximately $14 billion in assets with 133 full service offices in Virginia, West Virginia, Pennsylvania, Maryland, Ohio, and Washington, D.C. United is one of only two banking companies in the nation to have increased its dividend to shareholders for 42 consecutive years. Based upon market capitalization, United is ranked the 41st largest banking company in the USA. United Bankshares, Inc.’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

www.ubsi-inc.com

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